                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               HUFFY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               HUFFY CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            [HUFFY CORPORATION LOGO]

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 2001

To our Shareholders:

     It is a pleasure to invite you to attend your Company's 2001 Annual Meeting of Shareholders which will be held this year on Thursday, April 26, 2001, at 10:00 a.m., Eastern Daylight Time, in the Frederick C. Smith Auditorium at Sinclair Community College, 444 West Third Street, Dayton, Ohio.

     I hope you will be able to join us. Prior to and immediately following the meeting, various Company products and services will be exhibited. For your convenience, a map of the area and directions to the meeting are enclosed.

     If you plan to attend the meeting an admission ticket will be required and is attached to the proxy card. Please indicate the number attending from your immediate family. If your shares are held in the name of a broker or other nominee and you do not have an admission ticket, please bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

     Formal Notice of the Meeting and Proxy Statement accompany this letter. Whether or not you plan to be at the meeting, it is important to exercise your right to vote. Please vote so that your shares will be represented at the meeting. You can vote electronically by telephone which eliminates the need to return the proxy card, or vote on the enclosed proxy card and sign, date and return it promptly in the envelope provided. I look forward to seeing you at the meeting.

Sincerely,

/s/ Don R. Graber

Don R. Graber
Chairman of the Board

                             HUFFY CORPORATION LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 2001

     The Annual Meeting of Shareholders of Huffy Corporation (the "Company"), an Ohio corporation, will be held in the Frederick C. Smith Auditorium at Sinclair Community College, Building 12, 444 West Third Street, Dayton, Ohio 45402 on Thursday, April 26, 2001, at 10:00 a.m. Eastern Daylight Time for the following purposes:

     1. To elect three Directors to serve for terms of three years;

     2. To approve an amendment to the 1998 Key Employee Stock Plan, the 1998 Director Stock Option Plan and the 1998 Restricted Share Plan increasing the number of shares available for the grant of options thereunder;

     3. To ratify the appointment of KPMG LLP as independent public accountants for 2001;

     4. To consider one shareholder proposal that has been presented to the Company for consideration by shareholders as properly may be brought before the Annual Meeting; and

     5. To transact such other business as properly may be brought before the Annual Meeting or any adjournment(s) thereof.

     Shareholders of record at the close of business on February 28, 2001 are entitled to vote at the meeting or any adjournment(s) thereof.

                                                   By Order of the Board of
                                                   Directors

                                                   /s/ Nancy A. Michaud
                                                   Nancy A. Michaud
                                                   Secretary
Dayton, Ohio
March 7, 2001

     ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER YOU EXPECT TO ATTEND OR NOT, PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED, POSTAGE PAID ENVELOPE OR VOTE ELECTRONICALLY BY TELEPHONE WHICH ELIMINATES THE NEED TO RETURN THE PROXY CARD.

TO VOTE BY TELEPHONE:

     - Have your proxy card in hand when you call.

     - On a touch-tone telephone, call TOLL-FREE 1-866-207-3912, 24 hours a day, 7 days a week.

     - You will be prompted to enter your control number printed in the box located near the top of your proxy card.

     - Follow the recorded instructions.

                               HUFFY CORPORATION
                                 225 BYERS ROAD
                             MIAMISBURG, OHIO 45342

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 2001

                                                                   MARCH 7, 2001

                              GENERAL INFORMATION

PERSONS MAKING THE SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Huffy Corporation (the "Company") to be used at the Annual Meeting of Shareholders to be held on April 26, 2001, and any adjournment(s) of such meeting. This Proxy Statement and the accompanying proxy card were first mailed to Shareholders on or about March 7, 2001. The Company will bear the cost of soliciting proxies and will, upon request, reimburse banks, brokerage houses and other institutions for their expenses in forwarding proxy materials to their principals. Directors, Officers and employees of the Company may solicit proxies personally from some Shareholders if proxies are not received promptly. In addition, the Company has retained Morrow & Co. to assist in the solicitation of proxies for which the Company will pay fees estimated to total $5,500.

VOTING SECURITIES

     The authorized voting capital stock of the Company consists of 60,000,000 shares of Common Stock, $1.00 par value, of which there were 10,235,474 shares issued and outstanding as of February 28, 2001, which is the record date for the determination of the holders of Common Stock entitled to receive notice of and to vote at the Annual Meeting. Each share of Common Stock entitles the holder to one vote.

ACTIONS TO BE TAKEN BY HOLDERS OF PROXIES

     Unless otherwise directed by the person giving the proxy, all properly executed proxies will be voted: (1) for the election of Don R. Graber, Linda B. Keene, and Thomas C. Sullivan for three year terms expiring in the year 2004;
(2) in favor of the amendment of the 1998 Key Employee Stock Plan, the 1998 Directors Stock Option Plan and the 1998 Restricted Share Plan; (3) in favor of ratification of the appointment of KPMG LLP as independent public accountants for the Company for 2001; (4) against the shareholder proposal; and (5) at the discretion of the holders of the proxies, in the transaction of such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     The holders of the proxies may, in their discretion, vote for substitute nominee(s) designated by the Board of Directors, or take other legally permissible action in the event that any nominee becomes unable to serve for any reason presently unknown.

     A proxy may be revoked at any time before exercise by written notice to the Company bearing a later date than the proxy, by submission of a later dated proxy, or by voting in person in open meeting (although presence at the Annual Meeting will not in and of itself constitute revocation of the proxy). Any written notice revoking a proxy should be sent to Huffy Corporation, 225 Byers Road, Miamisburg, Ohio 45342, Attention: Nancy A. Michaud, Secretary.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. The Board of Directors of the Company recommends that three Directors be elected each for a three-year term expiring in 2004. The Board of Directors of the Company currently has eight Directors: three whose terms expire in 2001, two whose terms expire in 2002, and three whose terms expire in 2003. Don R. Graber, Linda B. Keene and Thomas C. Sullivan, whose terms expire in 2001, have each been recommended by the Nominating and Governance Committee of the Board of Directors and nominated by the Board of Directors for election to the Board of Directors for a three year term expiring in 2004. In accordance with the Company's Code of Regulations, the Board of Directors has set the total number of Directors of the Board, effective following the 2001 Annual Meeting of Shareholders, at seven. Mr. Jack D. Michaels, who has served as a Director of the Company since 1993, retired as a Director, effective December 31, 2000, in accordance with the Company's Director retirement policy. Similarly, Mr. Patrick W. Rooney, who has served as a Director of the Company since 1995, is also retiring as a Director at the 2001 Annual Meeting of Shareholders in accordance with the Company's Director retirement policy. The Company wishes to express its appreciation to Mr. Michaels and Mr. Rooney for their many years of valuable service.

     Under Ohio law, if a Shareholder gives written notice to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the Annual Meeting, that such Shareholder desires the voting at the election of Directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the chairman or secretary of the meeting or by or on behalf of the Shareholder giving such notice, then the Directors will be elected by cumulative voting. In such event, each Shareholder has the right to give one candidate a number of votes equal to the number of Directors then being elected multiplied by the number of such Shareholder's shares, or to distribute such Shareholder's votes on the same principle among two or more candidates. In the event that Directors are elected by cumulative voting and cumulated votes represented by proxies solicited hereby are insufficient to elect all the nominees, then the holders of the proxies intend to vote such proxies cumulatively for the election of as many of such nominees as possible and in such order as the holders may determine. Votes will be counted by LaSalle Bank, N.A. acting as the inspector of elections.

     Under Ohio law and the Company's Code of Regulations, the three nominees receiving the greatest number of votes shall be elected as Directors. Shares as to which authority to vote is withheld, abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

     The following table sets forth certain information as to each nominee for Director and each other person whose term of office as Director will continue after this Annual Meeting:

                                                                    SERVED AS
               NAME AND PRINCIPAL OCCUPATION                        DIRECTOR
                 FOR THE PAST FIVE YEARS(1)                   AGE     SINCE
------------------------------------------------------------  ---   ---------
                     NOMINEES FOR TERMS EXPIRING IN 2004

Don R. Graber, Chairman of the Board, President and Chief     57      1996
  Executive Officer of the Company since December, 1997;
  prior thereto President and Chief Operating Officer of the
  Company since July, 1996; prior thereto President of
  Worldwide Household Products Group and Group Vice
  President of The Black & Decker Corporation (engaged in
  the marketing and manufacture of products used in and
  around the home and for commercial applications) since
  1993(2)

Linda B. Keene, Vice President-Market Development of          49      1993
  American Express Financial Advisors since 1994 (engaged in financial advising services)(3)

                                                                    SERVED AS
               NAME AND PRINCIPAL OCCUPATION                        DIRECTOR
                 FOR THE PAST FIVE YEARS(1)                   AGE     SINCE
------------------------------------------------------------  ---   ---------
Thomas C. Sullivan, Chairman and Chief Executive Officer of   63      1995
  RPM, Inc. (manufacturer of specialty chemicals and
  coatings)(4)

                    DIRECTORS WHOSE TERMS EXPIRE IN 2003

W. Anthony Huffman, retired from the Company and currently    58      1997
  President of Huffman Travel Limited (engaged in travel
  services) since 1997; prior thereto Vice
  President-Corporate Affairs of the Company from 1994 to
  1995

Donald K. Miller, Chairman of Axiom International Investors,  69      1988
  LLC (engaged in international equity asset management)
  since 1999; currently President of Presbar Corporation
  (engaged in private equity investing and investment
  banking) since 1986; prior thereto Chairman of Greylock
  Financial Inc. since 1992; and Chairman and Chief
  Executive Officer of Thomson Advisory Group L.P. (now
  PIMCO Advisors Holdings L.P.) from 1990-1993 and Vice
  Chairman from 1993-1994(5)

Joseph P. Viviano, retired Vice Chairman of Hershey Foods     62      1996
  Corporation (engaged in the manufacture, distribution and
  sale of consumer food products) since March 2000; prior
  thereto Vice Chairman of such company since 1999; prior
  thereto President and Chief Operating Officer of such
  company since 1994(6)

                     DIRECTOR WHOSE TERM EXPIRES IN 2002

James F. Robeson, Consultant to various distribution          64      1994
  companies since 1993; Vice Chairman of Roberds, Inc.
  (retailer of a broad range of home furnishing products)
  from 1998 to 2000; prior thereto Chief Executive Officer
  and President of Roberds, Inc. (retailer of a broad range
  of home furnishing products) from 1997 to 1998; prior
  thereto Herbert E. Markley Visiting Scholar in Business at
  Miami University since 1995(7)

---------------

(1) Except as disclosed herein, no information is included in this Proxy Statement for any portion of a period in which a Director did not hold office as a Director of the Company.

(2) Mr. Graber is a Director of Precision Castparts Corporation.

(3) Ms. Keene is a Director of Scholastic Corporation.

(4) Mr. Sullivan is a Director of Pioneer-Standard Electronics, Inc., RPM, Inc., Kaydon Corporation, and National City Bank.

(5) Mr. Miller is a Director of Layne Christensen Company, and RPM, Inc.

(6) Mr. Viviano is a Director of Chesapeake Corporation, Harsco Corporation, and R.J. Reynolds Tobacco Holdings, Inc.

(7) Mr. Robeson is a Director of Moto Photo, Inc.

MEETINGS BY, AND CERTAIN COMMITTEES OF, THE COMPANY'S BOARD OF DIRECTORS

     During the year 2000, James F. Robeson (Chairman), Linda B. Keene and Donald K. Miller comprised the Audit Committee of the Board of Directors. The Audit Committee meets with the Company's independent public accountants, internal auditors, and financial management executives and reviews the scope and results of audits as well as recommendations made by the Company's auditors and executives with respect to internal accounting controls. During the last fiscal year, the Audit Committee met nine times.

     During the year 2000, Thomas C. Sullivan (Chairman), Patrick W. Rooney and Joseph P. Viviano comprised the Compensation Committee of the Board of Directors. The Compensation Committee sets salary and benefits policy, and determines compensation and benefit levels for the Company's Officers and certain other key employees. During the last fiscal year, the Compensation Committee met five times.

     During the year 2000, Jack D. Michaels (Chairman), W. Anthony Huffman and Linda B. Keene comprised the Nominating and Governance Committee. This Committee seeks out and reviews the qualifications of possible candidates for Board membership. Shareholders may submit nominee recommendations, complete with qualifications, to any member of the Nominating and Governance Committee at any time. The Committee recommends to the Board of Directors candidates for election as Directors at annual meetings, candidates to fill vacancies on the Board, and candidates for Committees of the Board. The Committee also conducts the annual Chief Executive Officer and Board assessments. During the last fiscal year, the Nominating and Governance Committee met three times.

     For 2001, James F. Robeson (Chairman), Linda B. Keene and Donald K. Miller comprise the Audit Committee of the Board of Directors; Thomas C. Sullivan (Chairman), Patrick W. Rooney and Joseph P. Viviano comprise the Compensation Committee up to the 2001 Annual Meeting of Shareholders; thereafter, Thomas C. Sullivan (Chairman), James F. Robeson and
Joseph P. Viviano comprise the Compensation Committee of the Board of Directors; and Joseph P. Viviano (Chairman), Linda B. Keene and W. Anthony Huffman comprise the Nominating and Governance Committee of the Board of Directors.

     During the last fiscal year, the Board of Directors met nine times. No Director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of Committees thereof during the time such person was a Director and member of any such Committee.

COMPENSATION OF DIRECTORS

     In 2000, the Company's non-employee Directors ("Outside Directors") received annual base compensation of $22,500. All Directors received additional compensation of $1,000 per Board meeting attended. The Chairmen of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee received additional compensation of $3,000 per year. Each Committee member (including the Chairman of the Committee) received $1,000 for each Committee meeting attended. Additionally, Directors received consulting fees of $500 for each half day of service provided outside their normal duties as Directors when such services were provided at the request of management of the Company and $500 for Board of Directors' visits to Company operation sites. Directors received $2,500 for attendance at Board of Directors' retreat meetings but such fee was in lieu of all meeting fees for Board and Committee meetings held during such retreat. No Director who is an employee of the Company receives any compensation for services as a Director.

DIRECTOR PLANS

     Pursuant to the Company's 1998 Director Stock Option Plan (the "1998 Directors Plan"), Outside Directors may elect to defer payment of their fees or take part or all of their annual base fees in the form of stock options. The 1998 Directors Plan provides for the automatic grant of options to purchase 2,000 shares of the Company's Common Stock on the second business day after each Annual Meeting of Shareholders. Options are granted to Outside Directors at a purchase price equal to 100 percent of the fair market value of the Common Stock on the date of grant.

     In addition to options granted automatically every year, if an Outside Director files an irrevocable election with the Secretary of the Company prior to May 1 of any year and on such other date(s) as may be designated from time to time electing not to receive all or a portion of his or her annual base compensation to be earned in the following 12 month period beginning May 1 and ending April 30, then the Company shall grant options automatically on May 1 or such other dates, if applicable, to such Outside Director. The Company's policy is to encourage stock ownership and thus the formula used to determine the number of shares for which an option may be granted pursuant to such an election provides a premium for such deferrals and such formula is as follows:

 Portion of Annual Base
Compensation Not Received  x 1.5   =   Number of Shares
-------------------------
       Fair Market
    Value minus $1.00

     For the 12 month period beginning May 1, 2000, and ending April 30, 2001, Outside Directors have elected not to receive, in the aggregate, $158,133 of their annual base compensation and the Company granted options to them based on such elections in accordance with the 1998 Directors Plan. The option price per share of the Common Stock covered by such options is $1.00.

     No option may be exercised until six months following the date upon which it was granted, except upon a change in control (as defined in the 1998 Directors Plan), or due to retirement from the Board of Directors because of total and permanent disability, expiration of a Director's term of office, or otherwise in accordance with the current Board of Directors' policy or upon the death of the option holder. A notice to exercise an option must be accompanied by full payment of the purchase price for the Common Stock being purchased. The 1998 Directors Plan is administered by a Committee consisting of not less than three Officers of the Company who are not entitled to participate in the 1998 Directors Plan.

     In February, 1996, the Board of Directors discontinued the Directors' Retirement Plan, freezing retirement benefits for those Board members vested in such Plan through their current term. Under the Directors' Retirement Plan, each Outside Director who served as a member of the Board of Directors five years or more earned an annual retirement benefit of $5,000 plus $1,000 for each year of service as an Outside Director (prorated for partial years) in excess of five years service, not to exceed a maximum annual benefit of $10,000. Only one Outside Director has vested retirement benefits under such plan.

     The Board of Directors approved a policy on Director Ownership of Huffy Common Stock, effective April 17, 1998. This policy requires Outside Directors to acquire periodically and own up to 3,200 shares of Common Stock of the Company. Such ownership amounts are determined on the anniversary date of such Director's nomination to the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of the Company's shares of Common Stock reported to the Company as of January 2, 2001, for each Director and Nominee and for each of the Executive Officers named in the Summary Compensation Table (the "Named Executive Officers"), and for all Directors, Nominees and Executive Officers as a group. For purposes of the table, a person is considered to "beneficially own" any shares of Common Stock (i) over which the person exercises sole or shared voting or investment power or (ii) of which the person has the right to acquire beneficial ownership at any time within 60 days after January 2, 2001.

                                   AMOUNT AND
                                   NATURE OF
                                   BENEFICIAL
  NAME OF BENEFICIAL OWNER(1)     OWNERSHIP(2)
--------------------------------  ------------
Stanley H. Davis................     31,642(3)
Don R. Graber...................    294,994(4)
Timothy G. Howard...............     90,376(5)
W. Anthony Huffman..............    160,409(6)
Linda B. Keene..................     28,133(7)
Robert W. Lafferty..............     11,133(8)
Nancy A. Michaud................     82,889(9)
Donald K. Miller................    226,556(10)
James F. Robeson................     36,684(11)
Thomas C. Sullivan..............     36,988(12)
Joseph P. Viviano...............     40,190(13)
All Directors, Nominees and
  Executive Officers, including
  Named Executive Officers, as a
  Group (11 persons)............  1,039,994

 (1) All shares are held with sole voting and sole investment power unless otherwise indicated in the footnotes below.

 (2) Except for Don R. Graber, W. Anthony Huffman and Donald K. Miller whose Common Stock ownership is 2.8 percent, 1.6 percent, and 2.2 percent, respectively, no such beneficial owner owns more than one percent of the issued and outstanding shares of Common Stock of the Company. All Directors, Nominees and Executive Officers as a group own 9.7 percent of the issued and outstanding shares of Common Stock of the Company as of January 2, 2001.

 (3) Mr. Davis has shared investment power with respect to 100 shares held by his spouse. The total amount also includes 23,720 shares as to which Mr. Davis holds options exercisable within 60 days.

 (4) Mr. Graber has shared investment power with respect to 1,000 shares held by his spouse. The total amount also includes 143,333 shares as to which Mr. Graber holds options exercisable within 60 days.

 (5) Mr. Howard has shared voting and shared investment power with respect to 14,586 shares held jointly with his spouse. The total amount also includes 63,944 shares as to which Mr. Howard holds options exercisable within 60 days.

 (6) Mr. Huffman has sole voting and sole investment power with respect to 114,780 shares, of which 20,930 shares are held by him as custodian for his children. Mr. Huffman has shared investment power with respect to 975 shares held by his spouse. The total amount also includes 45,629 shares as to which Mr. Huffman holds options exercisable within 60 days.

 (7) Ms. Keene has shared voting and shared investment power with respect to 3,904 shares held jointly with her spouse. The total amount also includes 24,229 shares as to which Ms. Keene holds options exercisable within 60 days.

 (8) The total amount includes 9,250 shares as to which Mr. Lafferty holds options exercisable within 60 days.

 (9) Ms. Michaud has shared investment power with respect to 2,293 shares held by her spouse as trustee. The total amount also includes 68,785 shares as to which Ms. Michaud holds options exercisable within 60 days.

(10) Mr. Miller has sole voting and sole investment power with respect to 187,102 shares, of which 40,000 shares are held by him as custodian for his children. Mr. Miller has shared investment power with respect to 4,475 shares held by his spouse. The total amount also includes 39,454 shares as to which Mr. Miller holds options exercisable within 60 days.

(11) Mr. Robeson has shared investment power with respect to 1,000 shares held by his spouse. The total amount also includes 33,829 shares as to which Mr. Robeson holds options exercisable within 60 days.

(12) The total amount includes 29,738 shares as to which Mr. Sullivan holds options exercisable within 60 days.

(13) Mr. Viviano has shared voting and shared investment power with respect to 500 shares held jointly with his spouse. The total amount also includes 27,390 shares as to which Mr. Viviano holds options exercisable within 60 days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to Shareholders known to the Company to be beneficial owners of more than five percent of the Company's Common Stock.

                               AMOUNT
                                AND
                             NATURE OF
    NAME AND ADDRESS OF      BENEFICIAL   PERCENT OF
     BENEFICIAL OWNER        OWNERSHIP     CLASS(4)
---------------------------  ----------   ----------
David L. Babson &
Company Inc.(1)
One Memorial Drive
Cambridge, Massachusetts
02142-1300                   1,021,300       10.0%
Dimensional Fund
Advisors Inc.(2)
1299 Ocean Avenue,
11th Floor
Santa Monica, California
90401                          843,050       8.29%
Reich & Tang Asset
Management L.P.(3)
600 Fifth Avenue
New York, New York
10020                          584,200        5.7%

---------------

(1) This information is taken from the Schedule 13G, dated January 31, 2001, filed by David L. Babson & Company Inc. with the Securities and Exchange Commission, which disclosed David L. Babson & Company Inc. has sole voting power with respect to 1,021,300 shares, shared voting power with respect to 0 shares, sole investment power with respect to 1,021,300 shares, and shared investment power with respect to 0 shares.

(2) This information is taken from the Schedule 13G, dated February 2, 2001, filed by Dimensional Fund Advisors Inc. with the Securities and Exchange Commission which disclosed Dimensional Fund Advisors Inc. has sole voting power with respect to 843,050 shares, shared voting power with respect to 0 shares, sole investment power with respect to 843,050 shares, and shared investment power with respect to 0 shares.

(3) This information is taken from the Schedule 13G, filed February 15, 2001, filed by Reich & Tang Asset Management L.P. with the Securities and Exchange Commission which disclosed Reich & Tang Asset Management L.P. has sole voting power with respect to 0 shares, shared voting power with respect to 584,200 shares, sole investment power with respect to 0 shares, and shared investment power with respect to 584,200 shares.

(4) Percentages listed are those disclosed in the referenced Schedules 13G and are not verified by the Company.

                           REPORT OF AUDIT COMMITTEE

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board ("Audit Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2000, the Audit Committee met nine times, and the Audit Committee Chairman, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly Form 10-Q with the Vice President -Controller and independent auditors prior to the filing of the Company's Form 10-Q. The Audit Committee written charter is included as Exhibit A to this Proxy Statement.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with Management, the independent third party ("outside") internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the outside internal audit function's organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent auditors and the outside internal auditors audit plans, audit scope, and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without Management pre-sent, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the outside internal audit examinations.

     The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2000, with Management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with Management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment of the independent auditors and the Board concurred in such recommendation.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Linda B. Keene, Donald K. Miller, James F. Robeson (Chairman)

                        REPORT OF COMPENSATION COMMITTEE

     Decisions on compensation and stock options of the Company's Executive Officers are made by the Compensation Committee of the Board of Directors (the "Committee") which is comprised of non-employee Directors.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

     The Company's executive compensation program is designed to tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the price of the Company's Common Stock. This strategy is designed to attract and retain the best possible executive talent, to motivate these executives to achieve the Company's goals, to link executive and Shareholder interests, and to provide a compensation package that recognizes individual contributions as well as overall business results. In reviewing the individual performance of the Named Executive Officers whose compensation is detailed in this Proxy Statement, other than that of Mr. Don R. Graber, the Chief Executive Officer, the Committee takes into account the views of Mr. Graber.

     The Committee compares the Company's executive compensation structure against those of other manufactured products businesses and retail service providers whose size is adjusted to that of the Company. The Committee believes that such manufactured products businesses and service providers generally represent the Company's most direct competitors for executive talent. The Committee's policy is to evaluate competitive base salary ranges and total compensation based on the 50th percentile level of total compensation paid by manufactured products businesses and service providers for comparable positions. The Company's actual overall executive compensation levels are generally below such 50th percentile levels. The Committee reviews competitive pay practices on an annual basis.

     The key elements of the Company's 2000 executive compensation program consist of Base Salary, the Annual Performance Incentive Plan, the Long-Term Incentive Plan and Stock Options. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits, as well as the programs described below. The Committee has reviewed Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deduction for certain executive compensation and, based on present levels of compensation, does not anticipate a material tax impact due to the loss of deductibility for any compensation paid over the next year.

BASE SALARY

     Base salary ranges for Executive Officers are determined by periodic recommendations (most recently in 2000) by an independent compensation consultant who evaluates the responsibilities of each such position, and compares the Company's salary level for the position to comparable positions at other manufactured products businesses and retail service providers nationwide. The Company's policy is to generally pay competitive base salaries by using the 50th percentile levels at manufactured products businesses and service providers for comparable positions as guidelines, and to review such salary levels annually. Annual salary adjustments within such base salary ranges are determined by evaluating the performance of the Executive Officer and the Executive Officer's current base salary as compared to 50th percentile competitive pay practices and the Company's overall annual salary increase budget. Performance of an Executive Officer is evaluated based upon the employee's accomplishment of his or her duties, objectives established by his or her supervisor (in the case of Mr. Graber by the Board of Directors), and general management abilities. Elected Chairman, President and Chief Executive Officer, in December 1997, Mr. Graber's base salary was increased, effective September 1, 2000, to $580,000.

ANNUAL PERFORMANCE INCENTIVE PLAN

     Executive Officers may receive an annual bonus under the Annual Performance Incentive Plan based upon corporate and individual (except for Mr. Graber who for 2000 was assessed solely on corporate performance) performance objectives established at the beginning of each year. The corporate performance measure for bonus payments in 2000 approved by the Committee and by the Board of Directors was based equally on return on average net assets ("RONA"), and on earnings per share ("EPS"). The Executive Officers are eligible to earn profit sharing bonuses ranging from 30 percent to 55 percent (55 percent for Mr. Graber) of their annual base salaries at target level and from 60 percent to 110 percent (110 percent for Mr. Graber) of such salaries at maximum level with 80 percent of the bonuses based on Corporate performance and 20 percent on individual personal objectives. For 2000, target and maximum level bonus required corporate performance, from continuing operations, including restructuring and refinancing, with RONA at 8.0 percent and 9.6 percent, respectively, EPS at $0.10 and $0.12, respectively, and a free cash flow goal of $3,125,000 and $3,750,000, respectively. Individual performance is based on achievement of personal objectives. Personal objectives are both qualitative, such as certain business strategy development and/or implementation, improved customer satisfaction, management effectiveness and personal development, and quantitative, such as achieving cost reduction, continuous rapid improvement and sales goals. In addition, the Compensation Committee granted a discretionary annual bonus for 2000 to the Executive Officers and certain key employees in recognition of their efforts in improving the Company's liquidity and capital structure and completing a more favorable, renewable, amended revolving credit facility for the Company with a term through December 31, 2002. Mr. Graber received $79,910 for the discretionary bonus. In 2000, the Company reported a RONA of 15.4 percent, an EPS of $1.03, from continuing operations, including restructuring and refinancing, and a free cash flow of $27,244,000. Based on these results, Mr. Graber was awarded an annual performance bonus of $594,000.

LONG-TERM INCENTIVE PLAN

     The Executive Officers participate in the Company's Long-Term Incentive Plan which is based on the Company's EPS, RONA and Total Shareholder Return ("TSR") during the period as compared to targets for each established by the Compensation Committee three years prior to the commencement of this award period. Under this plan, in 2000, Executive Officers were each eligible to earn target and maximum awards ranging from 25 to 50 percent (50 percent for Mr. Graber) and 50 to 100 percent (100 percent for Mr. Graber), of their annual base salaries. For 2000, target level and maximum awards required an EPS of $1.78 and $2.05, respectively, RONA of 12.0 percent and 13.8 percent, respectively, and TSR of 16.0 percent and 18.4 percent, respectively. For 2000, EPS was $1.56, RONA was 15.9 percent and TSR was (15.6) percent. In 2000, additional long-term incentive payments were made to the Named Executive Officers in connection with the Company's sale of its Wash-ington Inventory Service subsidiary, for which Mr. Graber received $340,743. Mr. Graber's Long-Term Incentive Plan payment received in 2000 was $180,090.

STOCK OPTIONS AND REISSUING OF OPTIONS

     Stock-based incentive programs are an important component of the Company's compensation package which the Company has traditionally relied upon to attract and retain high quality key employees. It has always been the policy and practice of the Board of Directors not to reissue its outstanding employee stock options. HOWEVER, IN MID-2000, THE 1998 KEY EMPLOYEE STOCK PLAN HAD NO REMAINING SHARES WITH WHICH TO GRANT OPTIONS TO EMPLOYEES. AGGRAVATING THE INABILITY TO GRANT OPTIONS WAS THE FACT THAT THE YEAR 2000 WAS AN EXTREMELY DIFFICULT YEAR FOR THE COMPANY WITH RESPECT TO EMPLOYEE ATTRITION, PARTICULARLY AMONG ITS KEY EMPLOYEES. THE MARKET FOR SUCH EMPLOYEES HAS BECOME INTENSELY COMPETITIVE IN RECENT YEARS. THE COMPANY WAS FACED WITH THE PROSPECT OF LOSING DIFFICULT-TO-REPLACE KEY EMPLOYEES IF SOME ACTION WERE NOT TAKEN IMMEDIATELY. Because of the immediacy of the Company's attrition problem, in July 2000, the Compensation Committee, at the request of Management, undertook a review of the outstanding options which had been granted to the Company's key employees in prior years. The Committee recognized the fact that the Company constantly competes with other companies to attract and thereafter retain the highly qualified employees who are essential to the Company's success. The Committee determined that, under all of the prevailing circumstances, most of the Company's employees to whom options had been awarded in prior years held their options at exercise prices that limited the options' effectiveness as a tool for employee retention and as long-term performance incentives.

     After studying what other companies had recently done under similar circumstances and considering various possible methods of dealing with this problem, the Committee, and subsequently the full Board of Directors, determined that the problem was so critical to the Company's future success that it could only be effectively addressed by means of an option exchange program which would permit certain key employees (but not Directors) with options to exchange them for new options at a more current exercise price in a manner that would also restore the availability of shares for future grants. The Committee recommended and the Directors approved the cancellation of 191,500 stock options for Common Shares held by four Executive Officers (including 155,000 options held by Mr. Graber at $18.25) and reissued 136,000 shares to the Named Executive Officers (including 50,000 options to Mr. Graber at the closing market price of $6.0625). A new vesting period was implemented and tied to performance objectives: options become vested, or exercisable, in thirds on the earlier of a sale of a Company business or July 20, 2001, the earlier of compliance with the New York Stock Exchange Listing Requirements or July 20, 2002, and the earlier of refinancing of the Company's debt or July 20, 2003. The balance of the cancelled options for Common Shares were not reissued. The options expire in four years. This approach is designed to motivate the creation of Shareholder value over the long-term since the full benefit of the compensation package cannot be realized unless Common Stock price appreciation occurs. As of January 2, 2001, Mr. Graber beneficially owned 294,994 shares of Common Stock.

                           TEN-YEAR OPTION REISSUING

                                                                                                   LENGTH OF
                                                                                                ORIGINAL OPTION
                                   NUMBER OF                                                         TERM
                                   SECURITIES                                                    REMAINING AT
                                   UNDERLYING   MARKET PRICE OF    EXERCISE PRICE      NEW          DATE OF
                                    OPTIONS     STOCK AT TIME OF     AT TIME OF     EXERCISE       REISSUING
         NAME             DATE      REISSUED     REISSUING ($)     REISSUING ($)    PRICE ($)       (YEARS)
-----------------------  -------   ----------   ----------------   --------------   ---------   ---------------
Don R. Graber            7/20/00     50,000          6.0625             18.25        6.0625          7.88
Nancy A. Michaud         7/20/00     34,000          6.0625             15.50        6.0625          8.39
Stanley H. Davis         7/20/00     20,000          6.0625             15.50        6.0625          8.39
Timothy G. Howard        7/20/00     20,000          6.0625             15.50        6.0625          8.39

     Through the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance and returns to Shareholders, a policy the Committee intends to continue.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS(1)

Patrick W. Rooney, Thomas C. Sullivan (Chairman) and Joseph P. Viviano
---------------

(1) Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report
    and the graphs set forth on page   shall not be incorporated by reference
    into any such filings.

              CERTAIN RELATIONSHIPS AND OTHER RELATED TRANSACTIONS

     Thomas C. Sullivan, a Director, is also a director of National City Bank, a national banking association, which was one of the Company's lenders pursuant to a Credit Agreement, Restructuring Agreement, and Intercreditor and Subordination Agreement, each dated January 26, 2000, pursuant to which the Company was indebted in the total amount of approximately $67 million (excluding certain real estate leases), of which approximately $2.8 million was comprised of indebtedness to National City Bank. The loans provided to the Company were provided as a result of arms-length negotiations which management of the Company believes to have been on terms and conditions competitive with those offered to other borrowers of National City Bank similarly situated with the Company. The loans were repaid in their entirety on November 3, 2000.

     The Company, through a wholly-owned subsidiary, provides certain services in the ordinary course of business to RPM, Inc. and Hershey Foods Corporation. Mr. Thomas C. Sullivan, a Director of the Company, is the Chairman and Chief Executive Officer of RPM, Inc. During the year ended December 31, 2000, RPM, Inc. paid $229,523 for such services which were provided on terms, conditions, and prices competitive with those offered to other purchasers of such services. Mr. Joseph P. Viviano, a Director of the Company, was the Vice Chairman of Hershey Foods Corporation until March 1, 2000. During the year ended December 31, 2000, Hershey Foods Corporation paid $76,106 for such services which were provided on terms, conditions, and prices competitive with those offered to other purchasers of such services.

     Roberds, Inc. filed for Chapter 11 bankruptcy protection on January 19, 2000. Mr. James F. Robeson, a Director of the Company, was formerly the Chief Executive Officer and President of Roberds, Inc. He ceased to be an executive officer of such company in July, 1998.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee for 2000 were Patrick W. Rooney, Thomas C. Sullivan, and Joseph P. Viviano, none of whom is or was a current or former officer or employee of the Company or any of its subsidiaries. No Executive Officer of the Company serves as a Director or as a member of a committee of any company of which any of the Company's Directors are executive officers.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN
OTHER INFORMATION

     The following table shows, for the fiscal years ended December 31, 1998, 1999 and 2000, the cash compensation paid by the Company as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated Executive Officers, including Don R. Graber, the Chairman, President and Chief Executive Officer of the Company, in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                                                    ----------------------------------
                                         ANNUAL COMPENSATION                AWARDS           PAYOUTS
                                    ------------------------------  ----------------------  ----------
                                                           OTHER                   NUMBER                  ALL
                                                          ANNUAL    RESTRICTED       OF                   OTHER
          NAME AND                                        COMPEN-      STOCK      OPTIONS/     LTIP      COMPEN-
     PRINCIPAL POSITION       YEAR  SALARY(1)  BONUS(1)  SATION(2)  AWARD(S)(3)   SARS(4)   PAYOUTS(5)  SATION(6)
----------------------------  ----  ---------  --------  ---------  -----------   --------  ----------  ---------
Don R. Graber                 2000  $554,231   $673,910   $     0    $ 47,497       50,000   $ 520,833   $ 6,308
  Chairman of the Board       1999   540,000          0     1,245     112,947       30,000      66,667    20,232
  President and Chief         1998   519,236    311,600    13,186      94,380            0     131,611    22,838
  Executive Officer
Robert W. Lafferty(7)         2000  $260,000   $169,563   $     0    $  5,004       17,000   $  66,437   $ 8,600
  Vice President-Finance,     1999        --         --        --          --           --          --        --
  Chief Financial Officer     1998        --         --        --          --           --          --        --
  and Treasurer
Nancy A. Michaud              2000  $199,962   $149,484   $     0    $  7,653       34,000   $ 122,381   $ 4,957
  Vice President-General      1999   186,400          0       905       7,731            0       9,100     8,637
  Counsel and Secretary       1998   179,254     63,625     2,657      10,340            0      29,670     9,363
Stanley H. Davis              2000  $193,646   $132,851   $   215    $  3,672       20,000   $  92,484   $ 5,016
  Vice President-Human        1999   185,708          0     3,882       8,994            0      10,208     8,206
  Resources and               1998   184,469     64,600     1,427           0            0      22,093     8,107
  Organization Development
Timothy G. Howard             2000  $182,819   $129,418   $     0    $ 32,428       20,000   $ 131,522   $ 5,377
  Vice President-Controller   1999   175,708          0     3,061      34,802            0       9,100     8,788
                              1998   173,388     60,950     3,083      23,016            0      28,618     9,602

---------------

(1) "Salary" and "Bonus" include amounts that would have been payable currently, but were deferred at an election of an Executive Officer, such as through the Company's 401(k) Savings Plan.

(2) No perquisites were provided or other personal benefits paid to a Named Executive Officer in 2000 which exceeded the lesser of $50,000 or ten percent of the total annual salary and bonus reported for such Named Executive Officer.

(3) The 1998 Restricted Share Plan replaces a portion of the cash retirement benefits accrued under the Company's Supplemental/Excess Benefit Plan (the "Benefit Plan") with the Company's Common Stock granted as restricted shares. The Benefit Plan provides that each recipient will be entitled to an annual grant of restricted shares in an amount having a fair market value equal to up to one-half of the total dollar amount of such recipient's then accrued and unfunded benefit under the Benefit Plan as determined by the Company's actuary. There were a total of 24,873 restricted shares awarded to Named Executive Officers on June 9, 2000, which vest, following a six month period upon the earlier of death, disability, retirement or vesting under the Company's Benefit Plan (hereinafter defined) in accordance with the terms of the 1998 Restricted Share Plan and which have a value, in the aggregate at December 31, 2000 of $161,675.

(4) These numbers represent options for shares of the Company's Common Stock granted pursuant to the Company's 1998 Key Employee Stock Plan. See next table labeled "Option Grants in Last Fiscal Year"; includes options previously granted and not cancelled (see "Report of Compensation Committee" for more detailed information on such options).

(5) Long-Term Incentive Pay consists of amounts paid to each of the Named Executive Officers under the Company's regular and special long-term incentive plans discussed later in this Proxy Statement under the table labeled "Long-Term Incentive Plans." The payments under the special long-term incentive plan resulted from the Company's sale of its Washington Inventory Service subsidiary in 2000.

(6) "All Other Compensation" includes (i) Company contributions to the Company's 401(k) Savings Plan in the amount of $3,400 for Don R. Graber, Robert W. Lafferty, Nancy A. Michaud, Stanley H. Davis and Timothy G. Howard to match 2000 pre-tax elective deferral contributions (included under "Salary" and "Bonus") made by each Named Executive Officer to such plan; (ii) accrued interest of $507 and $1,002 (being interest earned in excess of 120 percent of the applicable federal long-term rate provided under Section 1274(d) of the Internal Revenue Code of 1986, as amended), by Nancy A. Michaud and Timothy G. Howard, respectively, on the Company's Capital Accumulation Plan (Timothy G. Howard deferred salary in 1985 and 1986, and Nancy A. Michaud deferred salary in 1987 pursuant to such plan); and (iii) the principal amounts of $2,908, $5,200, $1,050, $1,616 and $975 credited by the Company for Don R. Graber, Robert W. Lafferty, Nancy A. Michaud, Stanley H. Davis, and Timothy G. Howard, respectively, pursuant to the Company's Special Deferred Compensation Agreements. Refer to "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" later in this Proxy Statement for descriptions of such special deferred compensation agreements.

(7) Mr. Lafferty joined the Company as Vice President-Finance, Chief Financial Officer and Treasurer on January 3, 2000.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's 1998 Key Employee Stock Plan ("1998 Plan") to the Named Executive Officers for the year ended December 31, 2000, all of which are reflected in the Company's Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                                               ------------------------
                                                  % OF                                  POTENTIAL REALIZABLE VALUE
                                    NUMBER       TOTAL                                   AT ASSUMED ANNUAL RATES
                                      OF        OPTIONS                                       OF STOCK PRICE
                                  SECURITIES   GRANTED TO    EXERCISE                       APPRECIATION RATES
                                  UNDERLYING   EMPLOYEES      OR BASE                       FOR OPTION TERM(4)
                                   OPTIONS     IN FISCAL     PRICE PER    EXPIRATION   ----------------------------
              NAME                GRANTED(1)      YEAR      SHARE(2)(3)      DATE       0%       5%          10%
              ----                ----------   ----------   -----------   ----------   ----   ---------   ---------
Don R. Graber...................    50,000       18.35%       $6.0625      7/20/04      0     $190,634    $483,103
Robert W. Lafferty..............    12,000        4.40%        6.0625      7/20/04      0     $ 45,752    $115,945
                                     5,000        1.83%        6.00        1/03/10      0     $ 18,867    $ 47,812
Nancy A. Michaud................    34,000       12.48%        6.0625      7/20/04      0     $129,631    $328,510
Stanley H. Davis................    20,000        7.34%        6.0625      7/20/04      0     $ 76,253    $193,241
Timothy G. Howard...............    20,000        7.34%        6.0625      7/20/04      0     $ 76,253    $193,241

---------------

(1) The options were granted pursuant to the Company's 1998 Plan. All options granted under the 1998 Plan in 2000 are non-qualified stock options. No stock appreciation rights were granted under the 1998 Plan in 2000.

(2) Upon a change in control (as defined in the 1998 Plan), all options then outstanding become fully and immediately exercisable and the then outstanding option of an employee whose employment is terminated, except for cause, within twenty-four months of such change in control, or if more than one of the events leading to a change in control occurs, then within twenty-four months after the last event to occur, shall remain exercisable for three months from the date of such termination, but not after the expiration of the exercise period. Those employees who terminate employment due to disability or retirement may exercise non-qualified stock options after such termination of employment until five years after such retirement or disability. Under the 1998 Plan, upon the death of an employee or a retired or disabled former employee, all options under the 1998 Plan shall remain exercisable for six months following the date of death. Except as set forth above, upon termination of employment, all options to Named Executive Officers terminate.

(3) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the date of delivery or by a combination of cash and Common Stock. The options, except for Mr. Lafferty's 5,000 options, become exercisable in thirds upon the earlier of a sale of a Company business or July 20, 2001; compliance with the New York Stock Exchange Listing Requirements or July 20, 2002; and completion of the refinancing of the Company's debt or July 20, 2003. The 5,000 options granted to Mr. Lafferty become exercisable ratably over a four-year period beginning in 2001. The Company business, Washington Inventory Service, was sold on November 3, 2000. The refinancing of the Company's debt was completed effective as of January 31, 2001.

(4) The options, except for Mr. Lafferty's 5,000 options, are calculated on option terms of four years beginning July 20, 2000 through July 20, 2004. The 5,000 options granted to Mr. Lafferty are calculated on option terms of ten years beginning January 3, 2000 through January 3, 2010. The dollar amounts under these columns are the result of calculations at the zero percent, the five percent and the ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation of the Company's Common Stock. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the year ended December 31, 2000, and unexercised options held as of December 31, 2000:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                         NUMBER OF SECURITIES
                                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                      NUMBER OF     VALUE REALIZED      OPTIONS AT FISCAL YEAR-        IN-THE-MONEY OPTIONS
                                       SHARES      (MARKET PRICE AT             END(1)               AT FISCAL YEAR-END(1)(2)
                                      ACQUIRED      EXERCISE LESS     ---------------------------   ---------------------------
               NAME                  ON EXERCISE   EXERCISE PRICE)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                  -----------   ----------------   -----------   -------------   -----------   -------------
Don R. Graber......................    10,000          $37,263          204,166        55,834         $42,291        $14,584
Robert W. Lafferty.................         0                0            5,250        11,750           2,375          5,375
Nancy A. Michaud...................     1,000              625           57,451        25,431           4,521          9,917
Stanley H. Davis...................     2,000              875           17,054        17,463           2,041          5,834
Timothy G. Howard..................     1,000              625           57,278        16,032           2,479          5,834

---------------

(1) The number of unexercised options includes options granted under the Company's 1988 Stock Option Plan and Restricted Share Plan (the "1988 Plan") and the Company's 1998 Plan. No SARs were issued or outstanding as of December 31, 2000 under the 1988 Plan or 1998 Plan.

(2) The value of "in-the-money" options is calculated on a per share basis as the amount by which the fair market value of a share of the underlying Common Stock represented by an option exceeds, as of December 31, 2000, the per share exercise price of the option.

LONG-TERM INCENTIVE PLANS

     The following table provides information concerning awards made to the Named Executive Officers during the last fiscal year under the Company's Long-Term Incentive Plan ("LTIP") and under a special long-term incentive plan (in the form of Amended and Restated Retention/Severance/Non-Competition Agreements with four of the Named Executive Officers and other key employees) implemented to facilitate the Company's publicly announced exploration of strategic alternatives to uncover shareholder value (the "Special LTIP"). Payments made under both the LTIP and the Special LTIP in the year ended December 31, 2000 are included in the Summary Compensation Table.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                    NUMBER OF                               ESTIMATED FUTURE PAYOUTS UNDER
                                      SHARES          PERFORMANCE OR          NON-STOCK PRICED BASE PLAN
                                      UNITS         OTHER PERIOD UNTIL      -------------------------------
              NAME                 OTHER RIGHTS    MATURATION OR PAYMENT    THRESHOLD    TARGET    MAXIMUM
              ----                 ------------   -----------------------   ---------   --------   --------
Don R. Graber....................          (1)    3 years ending 12/31/03   $145,000    $290,000   $580,000
                                           (2)    3 years ending 11/03/00          0     340,743          0
Robert W. Lafferty...............          (1)    3 years ending 12/31/03     32,500      65,000    130,000
                                           (2)    3 years ending 11/03/00          0      52,000          0
Nancy A. Michaud.................          (1)    3 years ending 12/31/03     26,250      52,500    105,000
                                           (2)    3 years ending 11/03/00          0      89,865          0
Stanley H. Davis.................          (1)    3 years ending 12/31/03     24,875      49,750     99,500
                                           (2)    3 years ending 11/03/00          0      60,635          0
Timothy G. Howard................          (1)    3 years ending 12/31/03     23,313      46,625     93,250
                                           (2)    3 years ending 11/03/00          0     101,340          0

---------------

(1) Awards earned under the Company's 2001 LTIP cycle are payable during the year following the end of a three-year award cycle in 2004 and under the Special LTIP on or about November 3, 2000. For the Named Executive Officers, the LTIP is based one-third on earnings per share, one-third on return on net assets, and one-third on total Shareholder return over the performance period compared to targets approved by the Compensation Committee at the beginning of the performance period.

(2) The Special LTIP provides for certain cash payments at the time of the sale of one of the Company's principal operating businesses in exchange for the executive's agreement not to compete with the purchaser of that business.

PERFORMANCE GRAPHS

     Set forth below is a line graph comparing the yearly percentage change in the Company's cumulative total Shareholder return on its Common Stock with the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the Standard & Poor's Leisure Time Products Index ("Leisure Index"). The performance graph is for the five-year period ended December 31, 2000:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          HUFFY CORPORATION, S&P 500, AND LEISURE TIME PRODUCTS INDEX*

[GRAPH]

                                                          HUFFY                      S&P 500              LEISURE TIME PRODUCTS
                                                          -----                      -------              ---------------------
                                                                                    (dollars)
1995                                                     100.00                      100.00                      100.00
1996                                                     145.34                      121.44                      125.50
1997                                                     139.87                      160.33                      162.54
1998                                                     174.41                      205.77                      124.82
1999                                                      59.07                      247.32                       83.62
2000                                                      73.13                      222.24                       75.07

* Assumes $100 invested on December 31, 1995 in Company Common Stock, the S&P 500 and the Leisure Time Products Index and the reinvestment of dividends.

PENSION PLAN TABLE

     The Company's Salaried Employees' Retirement Plan (the "Retirement Plan") is a defined benefit pension plan which provides benefits to salaried employees not otherwise covered under another pension plan of the Company. The following table shows the estimated annual benefits (assuming payments made on the normal life annuity with 12 months certain) payable upon retirement at age 65 to an employee in specified compensation and years of service classifications.(1)

                                     YEARS OF SERVICE
               -------------------------------------------------------------
COMPENSATION      15          20          25           30            35
------------   ---------   ---------   ---------   -----------   -----------
$ 250,000      $ 54,142    $ 71,356    $ 88,570    $  105,784    $  105,784
  500,000       110,392     146,356     182,320       218,284       218,284
  750,000       166,642     221,356     276,070       330,784       330,784
1,000,000       222,892     296,356     369,820       443,284       443,284
1,250,000       279,142     371,356     463,570       555,784       555,784
1,500,000       335,392     446,356     557,320       668,284       668,284
2,000,000       447,892     596,356     744,820       893,284       893,284
2,250,000       504,142     671,356     838,570     1,005,784     1,005.784
2,500,000       560,392     746,356     932,320     1,118,284     1,118,284

---------------

(1) The Internal Revenue Code of 1986, as amended (the "Code"), places certain limitations on the annual pension benefits which can be paid from the Retirement Plan. Such limitations are not reflected in the table. This table reflects the total aggregate benefits payable annually upon retirement represented by the combination of benefits under the Retirement Plan, the Restricted Share Plan, and the Company's Supplemental/Excess Benefit Plan ("Benefit Plan"), which is discussed below. The Benefit Plan requires an offset of one-half of the Social Security primary insurance amount ("PIA"), and such amount has been deducted from the figures in the table. The PIA amount used in developing the above figures is $18,432. Thus, the offset is $9.216 for a person with 30 or more years of service.

     Monthly benefits upon normal retirement (age 65) are the sum of (i) 0.9 percent of final average monthly compensation (as defined under the Retirement Plan to include salary, incentive compensation, commissions and overtime pay and based upon the highest three consecutive years in the last ten) up to the monthly Social Security Covered Compensation Amount, plus 1.3 percent of the amount by which final average monthly compensation exceeds the monthly Social Security Covered Compensation Amount, times years of service (to a maximum of 30 years) and (ii) .075 percent of final average monthly compensation (to a maximum of $4,166.67) times years of service (to a maximum of 20 years). Additional provisions for early retirement are included. As of January 3, 2001, Mr. Graber has 14 years of credited service, Mr. Lafferty has 1 year of credited service, Ms. Michaud has 14 years of credited service, Mr. Davis has 3 years of credited service, and Mr. Howard has 27 years of credited service. The 2000 compensation covered under the Retirement Plan and Benefit Plan for each of the Named Executive Officers was as follows: $1,748,974 for Mr. Graber, $496,000 for Mr. Lafferty, $471,827 for Ms. Michaud, $418,981 for Mr. Davis and $443,759 for Mr. Howard.

     The Company has established the Benefit Plan which provides additional benefits to participants in the Retirement Plan whose benefits are reduced by limitations imposed under Sections 415 and 401(a)(17) of the Code and Section 2004 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Under the Benefit Plan, Executive Officers and certain key employees will receive at the same time and in the same form as benefits paid under the Retirement Plan, additional benefits in a monthly amount which, when added to the benefits paid to the participant under the Retirement Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the Code and ERISA to the extent such limitations apply, and the amount by which the sum of 45 percent of final average monthly compensation (as defined under the Benefit Plan to include salary and bonus and based upon the highest three years in the last ten) less 50 percent of the monthly PIA payable under Social Security, with the difference prorated for less than 30 years of service, plus $2,500 per year, exceeds benefits payable only under the Retirement Plan, less the portion of such participant's benefit which has been replaced by benefits under the Restricted Share Plan, as described in footnote 3 to the Summary Compensation Table. The Benefit Plan also provides that Executive Officers and certain key employees will be provided benefits beginning at age 58, in an amount equal to such participants' then accrued benefits without actuarial reduction for early commencement in the event of (i) a "change-in-control" of the Company, as defined in the Benefit Plan, and
(ii) subsequent termination of employment. Except as noted in the preceding sentence, benefits under the Benefit Plan will be reduced to an actuarial equivalent to reflect early distribution in the same manner as benefits under the Retirement Plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     There are no employment contracts between the Company and any Executive Officers of the Company.

     The Named Executive Officers and certain other key employees of the Company each have a Special Deferred Compensation Agreement pursuant to which on each January 1 the Company credits to an account for such employee an amount equal to two percent of the aggregate of the base salary paid in the preceding calendar year and bonus paid or credited to such employee under the Annual Performance Incentive Plan for preceding calendar year results. The aggregate amount in such account is to be paid to the employee, subject to certain forfeitures, following termination of employment. Such amounts for calendar year 2000 have been included in the Summary Compensation Table.

     Two of the Named Executive Officers, Timothy G. Howard and Nancy A. Michaud, have deferred compensation and receive benefits under the Company's Capital Accumulation Plan (the "Capital Accumulation Plan") adopted in 1985. No current compensation is being deferred by Named Executive Officers under the Capital Accumulation Plan. Based upon the amount of such compensation deferred in 1985, 1986, and 1987, the Company has agreed to pay certain annual amounts generally beginning at age 65 or upon retirement, whichever occurs later, to each such participant or to designated beneficiaries upon such participant's death after retirement, until such participant reaches (or would have reached) age 80. These annual amortized amounts will be calculated on the basis of attributing from 19 to 24 percent per annum interest to the deferrals. A lump sum benefit equal to any remaining balance of deferred amounts, with annual interest at the rate noted below, will be paid in lieu of any annual benefits if
(i) a participant terminates employment with the Company other than by death or disability prior to retirement (10 percent interest) or the Company terminates the participant's employment for certain reasons other than cause or competing with the Company (20 percent interest); (ii) a participant dies prior to retirement (20 percent interest); or (iii) the Capital Accumulation Plan is terminated by the Company because a change in federal or state laws, or judicial or administrative interpretation thereof, has materially affected its cost to the Company (20 percent interest). The Company will make supplemental pension payments to persons participating in the Capital Accumulation Plan to the extent pension benefits are reduced due to participation in such plan. Distributions made and interest accrued in excess of 120 percent of the applicable federal long-term interest rate provided under Section 1274(d) of the Code for the benefit of the Named Executive Officers have been included in the Summary Compensation Table.

     The Company has historically provided its key executive officers with severance benefits in the event of a change-in-control of the Company. During 2000, the Board of Directors undertook a review of the Company's outstanding severance arrangements and determined it would be advisable to negotiate revised and less costly arrangements with its Executive Officers, including four of the Named Executive Officers, Messrs. Graber, Davis and Howard and Ms. Michaud. Accordingly, these officers and the Company entered into Amended and Restated Retention/Severance/Non-Competition Agreements which replaced their prior agreements and which, among other provisions, established the maximum potential severance benefit at 2.99 times a base amount, determined under applicable sections of the Code (which is essentially the executive's average annual compensation over the preceding five years), representing a substantial reduction in cost from the prior arrange-ments. In addition, the revised agreements specify that the severance benefit is only payable in the event the executive's employment is involuntarily terminated, or voluntarily terminated by the executive under certain circumstances, following the change-in-control. In consideration for their agreement to the substantial reduction in their potential severance benefits, these four Named Executive Officers are also entitled to certain long-term incentive payments in the event of the possible sale of certain of the Company's operating businesses short of an actual change-in-control (described under "Long-Term Incentive Plans", above) in exchange for their personal agreements to maintain the confidentiality of information and not to compete with the purchaser, as well as additional non-competition payments in the event of a change-in-control of the Company in amounts ranging from approximately 1.9 times to 2.9 times of the annual compensation set forth in the Summary Compensation Table. Previously, these Named Executive Officers were not obligated to facilitate any potential Company transactions by submitting to personal confidentiality and/or non-compete restrictions. The other Named Executive Officer, Mr. Lafferty, joined the Company in 2000 and therefore did not have any prior change-in-control arrangement with the Company. In the event of a change-in-control, Mr. Lafferty is entitled to a severance payment equal to approximately one times his annualized base salary. The above-described agreements substantially reduced the costs of the prior severance agreements.

     Generally, a "change-of-control" or "change-in-control", with respect to the above-referenced plans and agreements, is the acquisition by another person or persons other than directly from the Company of more than 20 percent of the Company's outstanding shares of Common Stock; a merger, consolidation or other combination of the Company with one or more corporations as a result of which more than 49 percent of the voting stock of the merged, consolidated or combined corporation is held by former shareholders of the corporations other than the Company; a tender offer for, or a request for invitations for the tender of, shares of Common Stock of the Company by any person; the election to the Board of Directors of the Company by the Shareholders of two or more persons not nominated as candidates for the Board of Directors in proxy statements furnished during such period on behalf of the Board of Directors of the Company; the approval by the Shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company; or approval by the Shareholders of the Company of a complete liquidation or dissolution of the Company.

                         PROPOSAL TO AMEND THE 1998 KEY
                         EMPLOYEE STOCK PLAN, THE 1998
                         DIRECTOR STOCK OPTION PLAN AND
                         THE 1998 RESTRICTED SHARE PLAN

     Competition for key employees is intense and the use of significant stock options for recruitment, retention and motivation of key employees and directors is widespread. In April, 1998, following approval by the Board of Directors, the Shareholders approved the 1998 Key Employee Stock Plan (the "1998 Plan"), the 1998 Director Stock Option Plan (the "1998 Directors Plan") and the 1998 Restricted Share Plan (collectively the "Plans") and reserved a total of 623,714 shares for potential issuance under the Plans.

     As of December 31, 2000 a total of 555,694 shares have been granted under the Plans. The 68,020 remaining shares will not be sufficient to meet the Company's anticipated needs for employee retention and recruiting. The year 2000 was a turnaround year for the Company. In the face of a challenging retail sector, all of the Company's businesses were profitable, particularly its bicycle division. The Board believes that an increase in the number of shares available for grant under the Plans is critical to enabling the Company to recruit highly qualified new employees, promote long-term retention of key employees, motivate high levels of performance and recognize contributions to the success of the Company over the past year. The Board also believes that in order to maintain the success of last year and retain the people who made such success possible it must have the ability to effectively grant stock-based incentives.

PROPOSED AMENDMENT AND NUMBER OF SHARES SUBJECT TO PLANS

     In December, 2000, the Board approved an amendment that would increase the total number of shares reserved for issuance under the Plans by 500,000, an amount that is equal to approximately 4.9% of the Company's total outstanding Common Stock on February 28, 2001. The amendment increases the total shares authorized by the Plans to 1,123,714 shares. The aggregate number of shares which may be issued under the Plans, the number and class of shares subject to each outstanding option or stock appreciation right and restricted shares still subject to restrictions, and the price per share will be appropriately adjusted in the event of any change in the Common Stock by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up, combination or exchange of shares, or other change in the corporate structure. The shareholders are being asked to ratify and approve the amendment to the Plans at the Annual Meeting. The affirmative vote of the holders of a majority of the Company's Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required to adopt the resolutions to amend the Plans. Proxies will be voted in favor of the resolution unless otherwise instructed by the Shareholders. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as votes cast against the resolutions, provided such shares are properly present at the meeting in person or by proxy.

2000 STOCK OPTION ACTIVITY

     As of December 31, 2000, options to purchase 314,558 shares were outstanding under the Plans with exercise prices ranging from $1.00 (for options by Directors in lieu of receipt of Director fees) to $16.25. Without taking into account the proposed amendment to the Plans, 68,020 shares remained available for future grant as of December 31, 2000.

PLAN ADMINISTRATION

     The 1998 Key Employee Plan and the 1998 Restricted Share Plan are administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of at least three members of the Board of Directors of the Company who are not entitled to participate in the Plans. The Committee has the full power and authority to construe the provisions and to supervise the administration of such plans, and all decisions made by the Committee will be final. The 1998 Directors Plan is to be administered by a committee consisting of at least three officers of the Company who are not entitled to participate in such plan to be appointed by the Board of Directors.

     At the close of business on February 26, 2001, the market value of a share of the Company's Common Stock was $7.25.

TAX CONSEQUENCES

     Gain taxable as ordinary income to the optionee is generally deemed to be realized at the date of exercise of a nonqualified option, the amount of gain on each share being the difference between the market price on the date of exercise and the option price. This amount is generally treated as a tax-deductible expense to the Company at the time of exercise. Any appreciation in the value of stock after the date of exercise is considered as long or short-term capital gain, depending on the length of time the stock is held by the optionee prior to the time of its sale.

     No taxable income for federal income tax purposes results from the exercise of an incentive option at the time of exercise. Any gain realized on the sale of stock acquired on exercise of an incentive option is considered as long-term capital gain for federal income tax purposes if the stock has been held at least one year after it was acquired on exercise of the option and if at least two years have expired after the grant of the option. Except as hereafter indicated, the Company is not entitled to any deduction with respect to the grant or exercise of any incentive option. If the stock is sold or otherwise disposed of within one year after exercise or within two years after the grant, any appreciation at the date of exercise above the option price is treated, subject to certain limitations, as "ordinary" income for federal income tax purposes. Any appreciation after the date of exercise is considered as long or short-term capital gain to the optionee depending upon whether or not the stock was held longer than one year. The amount of ordinary income received by the optionee generally is treated as a tax-deductible expense to the Company.

     Upon the exercise of a stock appreciation right, the holder will realize ordinary income equal to the amount of the gain. This amount is generally treated as a tax-deductible expense to the Company at the time of exercise.

     With respect to grants of restricted shares, the recipient must recognize ordinary income equal to the fair market value of the Common Stock at the first time the Common Stock becomes transferable or not subject to a substantial risk for forfeiture, whichever occurs earlier. The Company generally will be entitled to a deduction for the same amount at the time the recipient recognizes such income.

     Under Section 162(m) of the Code, corporations with a class of securities required to be registered under Section 12 of the Securities Exchange Act of 1934 (i.e. "public companies") are no longer permitted to deduct, for income tax purposes, compensation paid to certain executive officers to the extent such compensation exceeds $1 million in a tax year. However, certain types of compensation, including generally compensation which constitutes "performance-based" compensation, is excluded from this limitation. In any given year, as to options exercised by an Executive Officer, the difference between the exercise price and the market price on the exercise date (the "spread") would be included as compensation for Section 162(m) purposes unless the applicable option plan meets certain requirements contained in the applicable regulations promulgated by the Internal Revenue Service. Such regulations provide that in order for the spread realized upon the exercise of an option to constitute performance-based compensation which is exempt from the Section 162(m) deduction limitation, the stock option plan under which the options were granted must, among other requirements, be administered by a compensation committee comprised solely of two or more "outside directors" and must contain a specific limit on the number of options which may be granted to any one employee participant. The 1998 Key Employee Plan is drafted with the intention of preserving the Company's ability to deduct for federal income tax purposes the compensation expense relating to stock options granted to Named Executive Officers.

THE 1998 DIRECTORS PLAN

     The 1998 Directors Plan provides for annual non-discretionary option issuances to non-employee directors, of which the Company will have six following the 2001 Annual Meeting of Shareholders. It also provides a feature by which non-employee directors may elect to receive options in lieu of annual retainer fees. Its stated purpose is to encourage ownership in the Company by members of the Board of Directors of the Company who are not employees of the Company or any of its subsidiaries and whose continued services as Directors are considered essential to the Company's continued progress.

     The Board of Directors may alter or amend the 1998 Directors Plan at any time prior to its termination, except that the Board may not, without the approval of the Shareholders, change the number of shares of Common Stock which may be issued upon exercise of options, reduce the prices at which options may be exercised, extend the time within which options may be granted or exercised, change the designation of the class of Directors eligible to receive options, materially increase the benefits accruing to participants, or alter or affect to the detriment of an option holder any option previously granted without the consent of such option holder.

     The 1998 Directors Plan provides that non-employee Directors automatically will be issued options to purchase 2,000 shares of the Company's Common Stock on the second business day after each annual meeting of the Shareholders. Options granted under the 1998 Directors Plan are non-qualified options for federal tax purposes. The purchase price of the Common Stock covered by such options must be equal to the fair market value of the Common Stock on the date of grant of the option.

     The Company currently pays its non-employee Directors an annual retainer in the amount of $22,500 per year. Under the 1998 Directors Plan, non-employee Directors may elect to receive an option in lieu of all or any part of the annual retainer to be earned in the current 1998 Director Plan Year. Such options will be granted automatically on May 1, the first day of the 1998 Directors Plan Year, and/or on such other dates as may be designated as long as the Director makes an election prior to such dates. An election to receive an option in lieu of the retainer with respect to any particular year is irrevocable. The purchase price of the Common Stock covered by such options is $1.00 per share. The Board's policy is to encourage stock ownership and thus the formula used to determine the number of shares for which an option may be granted pursuant to such an election provides a premium of 150% for such deferrals, as calculated in the 1998 Directors Plan.

     All options granted under the 1998 Directors Plan have a ten-year term. Options are not exercisable for the first six months from the date of issuance, at which time they become exercisable as to 100% of the shares covered until termination. Shares covered by an option which is no longer exercisable with respect to such shares will again be available for offering under the 1998 Directors Plan.

     Options under the 1998 Directors Plan may not be transferred except generally by will or the laws of descent and distribution, and during the lifetime of the option holder, may be exercised only by the option holder or his representative. In addition, options generally may be exercised only while the option holder is serving as a member of the Board of Directors. However, upon the death of a Director, upon the retirement of a Director because of total and permanent disability, upon expiration of a Director's term of office or otherwise in accordance with the Board's retirement policy, or upon the resignation of a Director due to a potential conflict of interest, the former Director or his representative may, at any time during the balance of the ten year period, purchase all or any part of the Common Stock covered by the option. Notwithstanding the foregoing, in no event shall an option be exercised if the former Director engages or participates in any business which competes against any of the businesses engaged in by the Company.

     In the event of a change in control of the Company, all outstanding options will become immediately and fully exercisable. Any non-employee Director whose services are terminated within twenty-four months after a change in control may exercise outstanding options at any time during the balance of the ten-year period.

     It is impossible at the present time to indicate specifically the names of persons to whom future options will be granted, or the aggregate number of shares, within the limitations of the 1998 Directors Plan, to be covered by such options. The following table sets forth options which were previously received by or allocated to each of the listed Directors under the 1998 Directors Plan.

                                 PLAN BENEFITS

                                       UNDERLYING
                                         SHARES
                                        OPTIONS
            DIRECTOR NAME              1998-2000
-------------------------------------  ----------
W. Anthony Huffman                       20,013
Linda B. Keene                           14,038
Donald K. Miller                         21,197
James F. Robeson                         21,197
Thomas C. Sullivan                       21,197
Joseph P. Viviano                        21,765
All Directors who are not employees
as a group                              119,407

THE 1998 KEY EMPLOYEE PLAN

     The 1998 Key Employee Plan provides a means for key employees to receive options to acquire shares of the Company's Common Stock and stock appreciation rights, and an opportunity to subscribe for shares of Common Stock subject to certain restrictions. Its stated purpose is to provide an additional incentive to Officers and Directors who are employees of the Company and its subsidiaries to increase shareholder value and to remain in the employ of the Company or its subsidiaries.

     The Board of Directors may alter or amend the 1998 Key Employee Plan at any time prior to its termination, except that the Board may not, without the approval of the Shareholders, increase the aggregate number of shares of Common Stock which may be issued, reduce the prices at which options or stock appreciation rights may be exercised, extend the time within which options or stock appreciation rights may be granted or exercised, extend the time within which restricted shares may be offered, permit any person while a member of the Committee to be eligible to participate, alter or affect to the detriment of an optionee any option or stock appreciation right previously granted without the consent of such optionee, or alter or affect to the detriment of a subscriber any subscription for restricted shares without the consent of such subscriber.

     Any full-time salaried employee of the Company or a subsidiary who is also an Officer and may or may not be a member of the Board of

Directors, or a key employee will be eligible to participate in the 1998 Key Employee Plan. At the present time, the number of employees who may participate in the 1998 Key Employee Plan is unknown. The Committee will designate the employees to whom options and/or stock appreciation rights will be granted or to whom restricted shares will be offered. The Chief Executive Officer of the Company, subject to limitations, also may grant non-qualified options to employees, but not Officers, of the Company. Such grants will be subject to the same terms and conditions of the 1998 Key Employee Plan as grants made by the Committee.

     Options granted under the 1998 Key Employee Plan to a key employee may be either non-qualified stock options or incentive stock options, or both, as described below. To date, no incentive stock options or stock appreciation rights have been granted under such plan.

     The number of shares of Common Stock that may be subject to options granted to an employee during any calendar year may not exceed 25% of the total number of shares that may be issued under the 1998 Key Employee Plan. Shares covered by an option which is no longer exercisable with respect to such shares or restricted shares which are forfeited will again be available for offering under the 1998 Key Employee Plan. If an option is surrendered in connection with the exercise of a stock appreciation right, the number of shares covered by such option less the number of shares issued in connection with the exercise of the stock appreciation right will again be available for offering.

     The purchase price of Common Stock covered by an incentive stock option may not be less than 100% of the fair market value of such Common Stock on the date of grant of such option. The purchase price of Common Stock covered by any other option is determined by the Committee; provided, however, that the purchase price may be less than $1.00 per share. Options may be exercised by payment to the Company of the purchase price in cash or in Common Stock of the Company already owned by the optionee or any combination thereof. No option may be exercised until six months following the date upon which it was granted or after ten years from such date.

     In the event of a change in control of the Company, all outstanding options will become immediately and fully exercisable. Any outstanding option of an optionee whose employment is terminated, except by the Company for cause, within 24 months after a change in control will remain exercisable for a period of three months from the date of such termination, but in no event after the expiration of the exercise period.

     The Committee may grant in connection with any option granted under the 1998 Key Employee Plan a stock appreciation right, whereby the option holder may receive from the Company, upon request and in exchange for the surrender of any outstanding option, shares of the Common Stock, cash or any combination thereof having a value equal to the excess of the fair market value of the Common Stock on the date of the request over the purchase price specified in such option. A stock appreciation right may be granted only at the time of an option and is exercisable only if the fair market value of the Common Stock on the date of the request exceeds the purchase price of such option.

     No stock appreciation right or related stock option may be exercised during the first six months of its term, unless the death or disability of the optionee occurs during this period, or after ten years from the date of grant. Upon surrender of an option in exercise of stock appreciation rights, such option will expire. The Committee's disapproval of a request will not affect the optionee's right to exercise the stock appreciation right at a later date or to exercise any option granted under the 1998 Key Employee Plan.

     An option or stock appreciation right may be transferred only by will or the laws of descent and distribution or by gift to certain family members. During the lifetime of an employee, only the employee, his representatives, or his permitted assigns may exercise any option or stock appreciation right.

     Options or stock appreciation rights may be exercised only while the option holder is an employee during a period of continuous employment with the Company or a subsidiary from the date of grant and may not be exercised at any time after termination of employment except as follows: (1) upon the termination of employment for disability or upon retirement under any pension plan for salaried employees, a former em-ployee may exercise all or any part of his non-qualified options until five years after such termination or retirement, whichever occurs first, and he may exercise all or any part of his incentive stock options or stock appreciation rights for a period of three months following such termination or retirement;
(2) upon termination following the disposition of a business, a former employee may exercise all or any part of his exercisable non-qualified options, incentive stock options, or stock appreciation rights until three months after such termination; (3) at the discretion of the Company, upon severance of an employee, such former employee may exercise his non-qualified options for a period to be negotiated, not to exceed the severance pay period, provided the former employee has executed a release and waiver; and (4) upon the death of any employee, retired employee, or employee whose services were terminated due to disability, his representatives may exercise his options or stock appreciation rights for a period of six months following the date of death. Notwithstanding the foregoing, in no event shall an option be exercised if the former employee engages or participates in any business which competes against any of the businesses engaged in by the Company.

     The 1998 Key Employee Plan gives key employees selected by the Committee an opportunity to subscribe for restricted shares. Such shares will be restricted as to transferability for a period of time, not to exceed ten years, as determined by the Committee. The purchase price of the restricted shares will be determined by the Committee; provided, however, that in no event will the price be less than $1.00 per share. The purchase price must be paid in full by the subscriber on or before ten years from the date of the subscription by setting off against such purchase price 100% of the cash dividends payable with respect to the restricted shares plus such portion of all profit sharing or other bonuses to which the subscriber becomes entitled as provided by the Committee and in cash. No certificates for restricted shares will be executed and delivered until such shares are fully paid. To date, no restrictive shares have been granted under such plan.

     Except for restrictions on transfer, an employee who subscribes for restricted shares will have all of the rights of a shareholder of the Company, including the right to vote the restricted shares and the right to receive dividends, subject to provisions of the subscription agreement.

     In the event a subscriber ceases to be an employee of the Company or a subsidiary during the restricted period for any reason other than death, disability, retirement under any pension plan, or termination by the Company other than for cause within 24 months of a change in control, all restricted shares will be forfeited to the Company. However, if the termination is by action of the Company, the Committee may determine that some or all of the restricted shares will be free of restrictions and not forfeited. If a subscriber ceases to be an employee by reason of death, disability, retirement under any pension plan, or within 24 months after a change in control, the restrictions will terminate. The Committee may at any time accelerate or waive all or any portion of the restrictions in respect of the restricted shares.

     Upon termination of employment for any reason, including death or retirement, the employee or his representative may elect to pay the purchase price due on any portion of the restricted shares which are freed of restrictions and not forfeited within three months after the happening of such event. If such payment is not made, the Company will treat the failure as a default in payment, whereby the Company will release the shares from subscription and treat as retired the shares subject to the subscription which have not been fully paid.

     It is impossible at the present time to indicate specifically the names of persons to whom future options, stock appreciation rights, or restricted shares will be granted, or the aggregate number of shares, within the limitations of the 1998 Key Employee Plan, to be covered by such grants. The following table sets forth the options previously granted and not cancelled (see "Report of Compensation Committee" in this Proxy Statement) under the 1998 Key Employee Plan to the Named Executive Officers, to all Executive

Officers as a group, to non-officer employees as a group and to all employees.

                                       UNDERLYING
                                         SHARES
                                        OPTIONS
                NAME                   1998-2000
-------------------------------------  ----------
Don R. Graber                            80,000
Robert W. Lafferty                       17,000
Nancy A. Michaud                         34,000
Timothy G. Howard                        20,000
Stanley H. Davis                         20,000
Executive Officers as a group           171,000
Non-Officer employees as a group         13,000
Total for all employees                 184,000

THE 1998 RESTRICTED SHARE PLAN

     The 1998 Restricted Share Plan replaces a portion of the cash retirement benefits owed to key management employees under the Benefit Plan with the Company's Common Stock granted as restricted shares. Restricted shares granted under the 1998 Restricted Share Plan will directly reduce and replace a portion of the cash amount of supplemental retirement benefits owed to participants under the Benefit Plan. Its stated purpose is to encourage such employees to increase overall shareholder value. The 1998 Restricted Share Plan aligns the interests of Shareholders and plan participants by awarding Common Stock to selected executives and Huffy Company Presidents upon whose judgment, initiative and efforts the financial success and growth of the Company largely depend, subject to certain vesting and forfeiture restrictions (the "Restricted Shares"), at fair market value thereby providing additional incentive for the participants to increase the value of the Company's Common Stock. Furthermore, since the Company will be able to take a tax deduction for the value of the Restricted Shares awarded under the 1998 Restricted Share Plan upon the vesting of such shares, the Company will also benefit from increases in value of the Company's Common Stock. Conversely, the Company will realize reduced tax deductions if the Company's Common Stock depreciates in value.

     The Board of Directors may alter or amend the 1998 Restricted Share Plan at any time prior to its termination, except that the Board may not, without the approval of the Shareholders, increase the aggregate number of shares of Common Stock which may be issued. Further, the Board of Directors may not alter or affect to the detriment of any recipient any outstanding restricted shares granted pursuant to the 1998 Restricted Share Plan without the consent of such recipient.

     Any Senior Executive Participant in the Benefit Plan is eligible to receive a grant of restricted shares under the 1998 Restricted Share Plan. This class of participants includes approximately eleven persons.

     Each recipient is entitled to an annual grant of restricted shares in an amount having a fair market value equal to one-half of the total dollar amount of such recipient's accrued benefit under the Benefit Plan as determined by the Company's actuary. The Committee may approve additional grants in its discretion.

     Until vested, restricted shares may not be transferred or encumbered without the consent of the Committee. Subject to other provisions of the 1998 Restricted Share Plan and any agreement for restricted shares, each grant of restricted shares will vest upon the earliest of the following dates: (1) the date of the recipient's death, (2) the date on which the Committee determines that the recipient is disabled, (3) the date on which the recipient becomes vested in his benefit under the Benefit Plan, (4) the closing date of a change in control, or (5) the date on which the recipient becomes eligible to commence retirement benefits under any salaried retirement plan. However, in no event will a recipient's restricted shares vest prior to the later of the effective date of the approval of the 1998 Restricted Share Plan by the Shareholders or as otherwise required by federal securities laws.

     Except for restrictions on transfer, an employee who receives restricted shares has all of the rights of a Shareholder of the Company, including the right to vote the restricted shares and the right to receive dividends, subject to provisions of the 1998 Restricted Share Plan and any grant agreement.

     In the event a recipient ceases to be an employee of the Company or a subsidiary prior to the vesting of any restricted shares, all restricted shares which are not vested will be forfeited to the Company. However, if the termination is by action of the Company, the Committee may de-termine that some or all of the restricted shares not yet vested will not be forfeited. If restricted shares granted under the 1998 Restricted Share Plan are later forfeited, such restricted shares will again be available for offering under the 1998 Restricted Share Plan.

     It is impossible at the present time to indicate specifically the names of all persons to whom future restricted shares will be granted or the aggregate number of such shares. However, the Committee has made a number of restricted share awards under the 1998 Restricted Share Plan. The following table summarizes awards for the Named Executive Officers.

                                     NUMBER OF
                                    PLAN SHARES
               NAME                  1998-2000
----------------------------------  -----------
Don R. Graber                          37,148
Robert W. Lafferty                      1,570
Nancy A. Michaud                        6,588
Timothy G. Howard                      13,198
Stanley H. Davis                        1,786
Executive Officers as a group          60,290
Non-Officer employees as a group      166,810
Total for all employees               227,100

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of KPMG LLP as independent public accountants for the Company for calendar year 2001, subject to ratification by the Shareholders and any future contingencies that may require reconsideration. The firm of KPMG LLP has served as independent public accountants for the Company since 1962. The Board of Directors recommends ratification of this appointment although it is not required by law. One or more members of KPMG LLP will attend the Annual Meeting with an opportunity to make a statement if they desire to do so and to respond to such appropriate questions as may be asked by Shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL The proposal to ratify the appointment of KPMG LLP requires the affirmative vote of the holders of the majority of the shares of Common Stock present in person or represented by proxy at the meeting. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as votes cast against the resolution, provided such shares are properly present at the meeting in person or by proxy.

AUDIT FEES

     The aggregate fees billed for professional services rendered by KPMG LLP for its audit of the Company's annual financial statements for the year ended December 31, 2000 and for its reviews of unaudited quarterly financial statements contained in the reports on Form 10-Q filed by the Company during the year amounted to $306,500.

ALL OTHER FEES

     The aggregate fees billed for all services rendered by KPMG LLP other than the Audit Fees described above, during the year ended December 31, 2000 amounted to $166,450. KPMG LLP did not provide any financial systems design or implementation fees during the year. The Company's Audit Committee did consider whether KPMG's provision of such non-audit-related services was compatible with maintaining the independence of KPMG LLP and concluded that it was compatible with maintaining such independence.

                              SHAREHOLDER PROPOSAL

     The Amalgamated Bank of New York LongView SmallCap 600 Index Fund (the "Fund"), 11-15 Union Square, New York, NY 10003 and the beneficial owner of more than $2,000 of the Company's Common Stock submitted the following proposal:

     "RESOLVED: The shareholders of Huffy Corporation ("Huffy" or the "Company") rec-ommend that the Board of Directors take the steps necessary to implement a policy of confidential voting at all meetings of the Company's shareholders, which would include the following provisions:

     1. The voting of all proxies, consents or authorizations shall be secret, and no such document shall be available for examination, nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Company's state of incorporation; and

     2. Independent election inspectors shall conduct the receipt, certification and tabulation of such votes.

                              SUPPORTING STATEMENT

     We believe that it is important for Huffy to establish a system of confidential proxy voting. Confidential balloting is a basic premise of our political electoral process as a means of ensuring the integrity of that process. The integrity of corporate board elections and other shareholder votes should similarly be protected against potential abuses and as a way of protecting the shareholders' franchise.

     We believe that the implementation of a confidential voting system would enhance shareholder rights in several ways. First, by protecting the confidentiality of the corporate voting process, shareholders would feel free to oppose management nominees and positions on specific issues. This can be especially important for professional money managers.

     A second important benefit of confidential voting would be to invigorate the corporate governance process at the Company. We believe that shareholder activism would be promoted and that shareholders empowered with a free and confidential vote could be more active in supporting shareholder resolutions and alternative nominees for the board of directors.

     Finally, it is our belief that confidential voting could change the system whereby some shareholders "vote with their feet" by not voting their proxies rather than oppose management nominees for the board or support shareholder initiatives not endorsed by management and the board. In our view, confidential voting could thus help foster a more long-term investment perspective regarding corporate policies.

     The vast majority of major corporations have already adopted confidential voting procedures, and we believe that is time for Huffy to do the same.

     We urge you to vote FOR this proposal.

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THE ABOVE PROPOSAL. The Company's current practices ensure that the voting process does not result in any improper influence or coercion of Shareholders. The Company believes that it has consistently conducted shareholder solicitations in a fair and equitable manner. The Board of Directors believes that the practices in place adequately address the concerns raised in this Shareholder proposal.

     Confidentiality safeguards are already in place throughout the voting and tabulation process. The voting and tabulation process is conducted by a third party and is overseen by third-party election inspectors. Votes are tabulated mechanically, except where a vote is withheld in which case it is tabulated by hand, and the Board has full confidence in the accuracy and impartiality of the results. Besides these precautions, however, Shareholders have the additional option of registering their shares in the name of a bank, broker, or other nominee. These nominee holders do not reveal the names of the holders without their permission, thereby further protecting Shareholders privacy and the confidentiality of their votes.

     In the event of a proxy contest or other contested matters, the Company believes that maintaining confidentiality under circumstances proposed above could place Company management at an unfair disadvantage, since those waging the contest would not be bound by the same policy.

     The Board believes that its current practices protect the confidentiality of Shareholder votes and that a modification of the current practice is unwarranted.

     ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this proposal. Proxies will be voted AGAINST the proposal un-less instructed otherwise. Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

                                 OTHER MATTERS

     Proposals of Shareholders intended to be presented at the 2002 Annual Meeting of Shareholders must be received by the Company by November 7, 2001 for inclusion in the Company's Proxy Statement and proxy relating to the 2002 Annual Meeting of Shareholders.

     The Company may use its discretion in voting proxies with respect to shareholder proposals not included in the Proxy Statement for the fiscal year ended December 31, 2001, unless the Company receives notice of such proposals prior to January 21, 2002.

     The Board of Directors does not intend to present to the meeting any matters other than those mentioned herein. It does not know of anything that will be presented by other parties, other than those mentioned herein. However, if any other matters shall properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote thereon according to their discretion and best judgment.

                                            By order of the Board of Directors

                                            /s/ Nancy A. Michaud
                                            Nancy A. Michaud
                                            Secretary

Dayton, Ohio
March 7, 2001

                                   EXHIBIT A

                            AUDIT COMMITTEE CHARTER

     PURPOSE AND ROLE -- The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Corporation and such other duties as directed by the Board. The membership of the Committee shall consist of at least three directors who are (or will become within a reasonable period of time) financially literate, as such is determined by the Board of Directors, in its business judgment, one such member having accounting or related financial expertise as the Board of Directors interprets such qualification in its business judgment. Each member shall be free of any relationship that would interfere with his or her individual exercise of independent judgment. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditors and the management of the Corporation. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

     SCOPE -- The Audit Committee serves at the pleasure, and is subject to the control and direction, of the Board of Directors.

     RESPONSIBILITIES -- The primary responsibilities of the Audit Committee include:

     (a) Public Accountants.

        (i) The Audit Committee shall recommend to the Board of Directors the firm of public accountants to be selected, evaluated, and, where appropriate, replaced by the Corporation, and verify and ensure the independence of such firm, discussing with the Board of Directors any relationships that may adversely affect the independence of the auditor. The public accountant firm is ultimately accountable to the Board of Directors and the Audit Committee.

        (ii) The Audit Committee shall, prior to the annual audit of the Corporation or any non-routine audit, meet with the auditors conducting such audit for the purpose of discussing:

           -- The scope of the audit.

           -- The extent and sufficiency of internal accounting controls.

           -- Coordination with and review of internal auditing work of the Corporation.

           -- The cost of the audit.

        (iii) The Audit Committee shall have the authority to instruct the auditors to expand the extent of their audit or to specify particular areas for examination by the auditors.

        (iv) Prior to the release of the financial statements contained in the quarterly Form 10-Q, such statements will be reviewed with the Chairman of the Audit Committee and other members of the Committee will be notified in advance of the review date and time so as to be afforded the opportunity to participate in such review.

        (v) Following completion of the annual audit, the Audit Committee shall meet with the auditors to review the audit and their report thereon.

        (vi) The Audit Committee shall also, following completion of the audit, review the auditors' evaluation of:

           -- The quality and adequacy of the accounting financial and internal audit policies and procedures of the Corporation.

           -- The overall internal controls of the Corporation.

           -- The impact of opinions of the Financial Accounting Standards
              Board, releases of the Securities and Exchange Commission, regulations of the New York Stock Exchange, changes in the tax laws and any other pertinent laws or regulations that could have an impact upon the Corporation's financial condition and statements.

           -- The adequacy of management disclosure of financial information to the Directors.

     (b) Internal Auditors. As used in this charter, Internal Auditors mean the Corporation's internal audit department or the external audit firm hired to fulfill the internal audit function.

        (i) The Audit Committee shall meet, at least annually, with the Manager of Internal Audit to review the internal audit program of the Corporation. As used in this charter, "Manager of Internal Audit" means the manager of the Corporation's internal audit department or the manager of an external audit firm hired to fulfill the internal audit function.

        (ii) The Audit Committee shall receive periodic reports on such program, including information on audits completed and in progress, and audits added to or deleted from the program. Such reports shall include a discussion of any major findings disclosed during the course of such audits.

     (c) Ensuring both the public accountants and the internal auditors will have direct access to members of the Audit Committee.

     (d) Reviewing the Certification of the Chief Financial Officer and Chief Accounting Officer in connection with the filing of the Corporation's annual Form 10-K Report.

     (e) The Committee shall report to the Board of Directors on the auditors' findings and shall make such recommendations to the Board of Directors on audit matters or procedures as it may deem appropriate.

     (f) The Audit Committee shall review this charter annually.

     QUORUM/ATTENDEES -- The Audit Committee will be comprised of not less than three Directors (all of whom shall be Outside Directors (defined to mean non-employees of the Corporation)) to be nominated by the Nominating and Governance Committee and approved by the Board of Directors for appointment in April of each year, and other times when necessary to fill vacancies.

     The membership of the Audit Committee shall be in full compliance with the requirements of the New York Stock Exchange and other applicable laws, rules or regulations or bodies having authority over such matters. One of such Directors will be designated as Chairman of the Audit Committee. The duties and responsibilities of a member of the Audit Committee are in addition to those for a member of the Board of Directors. A majority of the duly appointed and qualified members of the Audit Committee shall constitute a quorum for the transaction of business.

     The Audit Committee may have in attendance at its meetings such members of management, the auditors of the Corporation or other parties as it may deem necessary to provide the required information to carry out its responsibilities.

     All members of the Committee will receive a copy of the minutes of each meeting of the Audit Committee following such meeting.

                               HUFFY CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]
                                                                                     -------------------
                                                                                     |                  |
                                                                                     |                  |
                                                                                     --------------------
                                                    For  Withheld  For All      Your Board of Directors
                                                    All    All      Except      recommends a vote AGAINST
Your Board of Directors recommends a vote FOR                                   the following:                For  Against Abstain
the following:                                      [  ]   [  ]     [  ]
                                                                                4. Shareholder Proposal 1.     [  ]  [  ]    [  ]
1. Election of Directors:
   Nominees: (1) Don R. Graber, (2) Linda B.                                    Will Attend Annual Meeting     [  ]
   Keene and  (3) Thomas C. Sullivan
                                                                                Please indicate number
---------------------------------------------                                   attending: _____
(Except nominees written above)

2. Amendment of 1998 Key Employee Stock Plan, 1998  For   Against   Abstain     Change of Address              [  ]
   Director Stock Option Plan and the 1998                                      Mark here for address change
   Restricted Share Plan to increase the number     [  ]   [  ]     [  ]        and revise pre-printed address
   of shares available under the Plans.                                         as necessary.

3. Ratification of appointment of KPMG LLP as       For   Against   Abstain     Signature(s)_____________________Date:_______, 2001
   independent public accountants for 2001.
                                                    [  ]   [  ]     [  ]        Signature(s)_____________________Date:_______, 2001

                                                                                IMPORTANT: PLEASE SIGN AND RETURN PROMPTLY. Please
                                                                                sign exactly as name appears.  If signing in
                                                                                fiduciary or representative capacity, please give
                                                                                full title as such. If shares are registered in more
                                                                                than one name, all holders must sign. If signature
                                                                                is for a corporation, the handwritten signature
                                                                                and title of an authorized officer is required,
                                                                                together with the full corporate name.

-------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -

                VOTE BY TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK


        TELEPHONE                                           MAIL
        ---------                                           ----

-  1-866-207-3912                        -   Mark, sign and date your proxy card
-  Have your proxy card in hand          -   Detach your proxy card
-  On any touch-tone telephone, call     -   Return your proxy card in the
   TOLL-FREE 1-866-207-3912                  postage-paid envelope provided
-  Enter your Control Number printed in
   the box located near the top of this
   form
-  Follow the simple recorded instructions

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote your shares by telephone, there is no need to return your proxy card.

                                HUFFY CORPORATION
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS APRIL 26, 2001

P         The undersigned hereby appoints W. Anthony Huffman, Donald K. Miller
R         and Joseph P. Viviano, and each of them, his or her proxies, with
O         power of substitution, to vote all shares of Common Stock of HUFFY
X         CORPORATION, an Ohio corporation, which he or she may be entitled to
Y vote at the Annual Meeting of Shareholders of said Corporation to be held April 26, 2001, and at any adjournment(s) thereof, on the following matters, all of which are described in the Proxy Statement, receipt of which is hereby acknowledged:

                         ELECTION OF DIRECTORS, NOMINEES
                           (For a term of three years)
                                  Don R. Graber
                                 Linda B. Keene
                               Thomas C. Sullivan

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED (A) FOR THE NOMINATED DIRECTORS, (B) FOR THE AMENDMENT OF THE STOCK OPTIONS PLANS, (C) FOR THE APPOINTMENT OF AUDITORS, AND (D) AGAINST THE SHAREHOLDER PROPOSAL. EXCEPT FOR THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD, THE BOARD OF DIRECTORS AT PRESENT KNOWS OF NO BUSINESS OTHER THAN OF A ROUTINE NATURE TO BE BROUGHT BEFORE THE MEETING. IF ANY OTHER BUSINESS IS BROUGHT BEFORE THE MEETING, THIS PROXY WILL BE VOTED ACCORDING TO APPOINTED PROXIES' DISCRETION AND BEST JUDGMENT. IF CUMULATIVE VOTING IS ELECTED FOR ELECTION OF DIRECTORS, VOTES CAST PURSUANT TO THIS PROXY WILL BE DISTRIBUTED AMONG THE ABOVE NOMINEES AT THE DISCRETION OF SAID PROXIES. [SEE REVERSE SIDE]

--------------------------------------------------------------------------------

                               HUFFY CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                                ADMISSION TICKET

       April 26, 2001, 10:00 a.m.                        [MAP]
      Frederick C. Smith Auditorium
 Sinclair Community College, Building 12
          444 West Third Street
           Dayton, Ohio 45402


DIRECTIONS TO SINCLAIR COMMUNITY COLLEGE
-  Take the Third Street Exit (53A off of I-75)
   (northbound or southbound);
-  Turn right onto Perry Street (second light);
-  Go one block to Fourth Street and turn right;
- Underground parking garage is on the right in the Sinclair Center.


If you plan to attend the meeting, please check the box and indicate the number attending on the reverse side of the proxy form. Please detach this card and bring it with you to the meeting for presentation at the meeting.